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Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-1343) pertaining to the various stock incentive plans of Systems & Computer Technology Corporation listed therein and in the related prospectus, in the Registration Statement (Form S-8 No. 33-43535) pertaining to the 1990 Employees’ Stock Option Plan of Systems & Computer Technology Corporation and in the related prospectus, in the Registration Statement (Form S-8 No. 33-56528) pertaining to the 401(k) Savings Plan of Systems & Computer Technology Corporation and in the related prospectus, in the Registration Statements (Form S-8 No. 33-60831 and Form S-8 No. 333-50979) pertaining to the 1994 Long-Term Incentive Plan and the 1994 Non-Employee Director Stock Option Plan of Systems & Computer Technology Corporation and in the related prospectuses, in the Registration Statement (Form S-3 No. 333-37551) and related Prospectus of Systems & Computer Technology Corporation for the registration of Convertible Subordinated Debentures Due 2004, and in the Registration Statement (Form S-8 No. 333-56218) pertaining to the 2000 Employee Stock Purchase Plan of Systems & Computer Technology Corporation and in the related prospectus, of our report dated March 28, 2002, except for the second paragraph included in Note 5 under the caption “Notes Payable” as to which the date is May 31, 2002, with respect to the financial statements of Campus Pipeline, Inc. included in the Current Report on Form 8K/A dated October 23, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, Utah
December 27, 2002